June 18, 2010

Baby Fox International, Inc.
89 Xinbang Road, Suite 302-B5
Shanghai, Minhang District

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Nevada counsel for Baby Fox International, Inc., a Nevada corporation, in connection with the Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the resale of up to 868,262 shares of Common Stock, par value $0.001 per share of the Company, all shares of which are to be offered and sold, if at all, by certain stockholders of the Company.

We hereby consent to the use of our name under the caption “Legal Matters” in the Registration Statement and in the associated Prospectus and any supplement thereto.  We further consent to the filing of this consent as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP